Exhibit 10.1

9900 W. 109TH ST. SUITE 100 OVERLAND PARK, KS 66210 913.344.9200 COMPASSMINERALS.COM

January 16, 2025

Patrick Merrin

Dear Pat,

I am pleased to confirm that Compass Minerals (CMP) wishes to invite you to join our leadership team by making you this offer of employment. If you accept this offer, your title will be Chief Operations Officer. Your start date will be March 17, 2025, or otherwise agreed upon by you and the company. The position will be located at our corporate office in Overland Park, Kansas and you will be reporting directly to me.

The Chief Operations Officer position is a full-time exempt position. Your annual gross starting salary will be $575,000.00.

In addition to your base salary, you will be eligible to participate in CMP’s performance-based Management Annual Incentive Program (MAIP) starting with the fiscal 2025 performance year, with a target bonus equal to 100% of your base salary ($575,000.00), prorated from your start date for the fiscal 2025 performance year.

You will also be eligible to participate in CMP’s Long Term Incentive Program (LTIP). For your position, the LTIP target is $1,150,000.00, prorated from your start date for fiscal year 2025. You will receive the full value of your LTIP award beginning with the fiscal 2026 annual LTIP grant, in October 2025, where such awards will be granted in accordance with the plan in place at the time of grant.

As an inducement to accept this offer of employment, you will receive additional one-time awards to help offset compensation you may be forfeiting upon termination of employment with your current employer.

Specifically, you will receive a one-time cash bonus payment of $280,000.00, less applicable taxes, payable within 30 days of your start date.

You will receive a one-time grant of restricted stock units (RSUs) valued at $150,000.00 on your start date, which will vest ratably over two years. In addition, you will receive a one-time grant of performance stock units (PSUs) valued at $150,000.00 on your start date. The PSUs will cliff vest on the three-year anniversary of your start date and are subject to performance metrics established by the Compensation Committee of CMP’s Board of Directors.

Enclosed is a benefit packet to familiarize you with benefits that are available to you once you join CMP.  In addition, you will be entitled to an annual physical paid for by CMP.  You will also be eligible to participate in the Executive Disability Plan.

Offer Letter

In addition, Compass Minerals will provide you with a monthly stipend to cover the Canadian healthcare costs for your family.

To facilitate your relocation to the Overland Park, Kansas area, you are eligible for our Executive Relocation benefit for U.S. domestic relocation, with up to six (6) months of temporary housing. Please note that this benefit does not include any buy-out option of a current primary residence or home equity loss guarantee. A copy of the relocation plan will be provided to you.

Effective on your hire, you will be eligible for 4 weeks (20 days) of paid vacation annually, which, for calendar year 2025, will be prorated from your start date.

If you accept this offer of employment, you will be required to sign a Change in Control Severance Agreement and a Restrictive Covenant Agreement, along with other standard employment documents applicable to other CMP employees.

We have enclosed the Change in Control Severance Agreement, Restrictive Covenant Agreement and a CMP Executive Severance Plan for your review.

This offer of employment is conditional upon Compensation Committee approval, attainment of proper US work authorization1, verification of a satisfactory background investigation and reference checks, satisfactorily passing a drug screen, and the execution of the Restrictive Covenant Agreement.

Please sign this letter on the following page, acknowledging your acceptance and anticipated employment date. We look forward to you joining Compass Minerals.

Sincerely,

/s/ Ed Dowling

Ed Dowling

President and CEO

1 The Immigration and Control Act of 1986 requires employers to verify that every new hire is either a U.S. citizen or eligible to be employed in this country. We are required to examine and will copy any one of the following: US passport, certification of U.S. citizenship or naturalization, a valid foreign passport authorizing U.S. employment, a resident alien card containing employment, a resident alien card containing employment authorization, or other document designated by the Immigration and Naturalization Service.

Alternatively, verification can be accomplished by providing two forms of documentation one which established identity and one which establishes employment eligibility. Examples of documents which show employment eligibility are a Social Security card or birth certificate; and examples of documents which show proof of identity are a driver’s license or other state-issued card, which contain a photograph or other identifying information. The above documentation must be presented prior to commencing employment. Please bring the appropriate items on your start date.

Offer Letter

By signing below, you understand and agree that your employment with the company is at-will. That is, your employment is not for any specified duration and you or the company may terminate it, at any time, with or without cause and without notice. You are also representing and warranting to CMP that you have disclosed to CMP in writing any and all agreements to which you are currently subject that in any way restrict your right to (a) solicit employees or customers of your former employer(s) or (b) compete in any manner with your former employer(s) (e.g. a non-solicitation, non-compete or restrictive covenant agreement). Please indicate your understanding and acceptance of the terms and conditions outlined in this letter and your acceptance of this employment offer by signing and dating this page where indicated below.

/s/ Patrick Merrin	January 17, 2025	Employment date: March 17, 2025 or otherwise agreed upon date

Patrick Merrin	Date